Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of February 4, 2026 between DAYFORCE, INC. (formerly known as CERIDIAN HCM HOLDING INC.) (the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A. (as successor to WELLS FARGO BANK, NATIONAL ASSOCIATION), (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of March 5, 2021 (the “Indenture”), relating to the Company’s 0.25% Convertible Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of August 20, 2025 (the “Merger Agreement”), by and among the Company, Dawn Bidco LLC, a Delaware limited liability company (“Parent”), and Dawn Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of the Parent (the “Merger”);

WHEREAS, subject to the terms and conditions contained in the Merger Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) will be converted into the right to receive $70.00 in cash, without interest (the “Merger Consideration”).

WHEREAS, the Merger will constitute a Common Stock Change Event under the Indenture;

WHEREAS, in connection with the foregoing, Sections 5.09(A) and 8.01(F) of the Indenture provide that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any Holders, become convertible into Reference Property (as defined below);

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, the Company desires that the Trustee join with it in execution and delivery of this First Supplemental Indenture, and in accordance with Sections 8.06, 11.02 and 11.03 of the Indenture, has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel responsive to and in compliance with the matters stated therein; and

WHEREAS, each party hereto has duly authorized the execution and delivery of this First Supplemental Indenture and has done all things necessary to make this First Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
Defined Terms

Section 1.01. Defined Terms.  As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recital thereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Effect of Merger

Section 2.01. Conversion of Notes.  In accordance with Section 5.09 of the Indenture, from and after the effective time of the Merger, the right to convert each $1,000 principal amount of the Notes into common stock of the Company shall be changed to a right to convert such principal amount of Notes into cash (the “Reference Property”) in an amount  equal to the Conversion Rate in effect immediately prior to the Merger, multiplied by the Merger Consideration. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property. For the avoidance of doubt, from and after the effective time of the Merger, the Holders will not have the right to convert the Notes into shares of common stock or other securities of the Company. In accordance with Section 5.09(2) of the Indenture, the Company will be deemed to elect Physical Settlement in respect of all Note conversions whose Conversion Date occurs on or after the effective time of the Merger.

ARTICLE III
Miscellaneous

Section 3.01. Effectiveness.  This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth herein, as supplemented hereby.

Section 3.02. Governing Law.  This First Supplemental Indenture, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, shall be governed by, and construed in accordance with, the laws of the State of New York, (without regard to the conflicts of laws provisions thereof).

Section 3.03. Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04. Jurisdiction.  The Company hereby irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City of New York and the County of New York, over any suit, action or proceeding with respect to the Indenture or the Notes or the transactions contemplated hereby.  The Company waives any objection that it may have to the venue of any suit, action or proceeding with respect to the Indenture or the Notes or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the City of New York and County of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the City of New York and County of New York was brought in an inconvenient court and agrees not to plead or claim the same.

Section 3.05. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as supplemented hereby, the Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.06. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, is intended or shall be construed to give any person, other than the parties hereto, any agent, any registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.07. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.08. Effect on Successors and Assigns.  All agreements of the Company and the Trustee in this First Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.09. Headings. The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.10. Trustee’s Disclaimer.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.

Section 3.11. Execution.  This First Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of: (i) an original manual signature;  (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code  (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

DAYFORCE, INC., as the Company

By:	/s/ Nicholas D. Cucci
Name: Nicholas D. Cucci
Title: Senior Vice President, Treasurer

(Signature Page to First Supplemental Indenture)

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Scott Little
Name: Scott Little
Title: Vice President

(Signature Page to First Supplemental Indenture)